Exhibit 99.1

      American Software Reports Second Quarter Fiscal Year 2004 Results

    39% Increase in Second Quarter Operating Income Compared to Last Year
      11% Increase in Second Quarter License Fees Compared to Last Year

    ATLANTA, Nov. 18 /PRNewswire-FirstCall/ -- American Software, Inc. (Nasdaq: AMSWA) today reported its financial results for the second quarter of fiscal year 2004, marking the eleventh consecutive quarter of profitability and positive cash flow.
    Income from continuing operations for the second quarter increased 48% compared to the same quarter last year to approximately $2.3 million or earnings per diluted share from continuing operations of $0.09 compared to income from continuing operations of approximately $1.6 million, or earnings per diluted share from continuing operations of $0.07 for the comparable period a year ago. Total revenues for the second quarter were $13.5 million compared to $14.8 million the same quarter last year. For the second quarter, software license fees were $2.9 million up from $2.6 million during the same period last year. Services and other revenues were $6.1 million compared to $7.1 million for the same period last year. Maintenance revenues were $4.5 million compared to $5.0 million during the same period last year. Operating income was $1.6 million for the second quarter fiscal 2004 compared to $1.2 million during the same period last year.
    Total revenues for the six months ended October 31, 2003 were $26.6 million compared to $29.3 million for the comparable period last year. Software license fees for the six months period were $5.6 million, unchanged from $5.6 million in the same period last year. Services and other revenues were $12.0 million compared to $13.6 million in the same period last year. Maintenance revenues were $9.1 million compared to $10.1 million in the same period last year. For the six months ended October 31, 2003, the Company reported income from continuing operations of approximately $3.4 million or earnings per diluted share of $0.14 compared to income from continuing operations of $2.6 million or earnings per diluted share of $0.11.
    "We are pleased with our 11% increase in license fees and our continued profitability during the quarter," said James C. Edenfield, president and CEO of American Software. "Our robust product offerings, deep domain expertise, strong customer base and ability to deliver results for our customers combined with our continued financial strength provide a solid platform for growth when the general economic environment improves and manufacturers, distributors and retailers resume their investment in applications that can deliver a competitive advantage."
    The overall financial condition of the Company remains strong, with cash and investments of approximately $62.9 million and zero debt as of October 31, 2003. The Company's cash and investment position increased by approximately $200,000 sequentially from July 31, 2003 and $5.6 million compared to October 31, 2002. During the second quarter, the Company paid a $.06 cent per share quarterly dividend for a total of $1.4 million and purchased approximately 61,000 of its shares on the open market under the current stock buyback program at a cost of approximately $304,000. There are approximately
1.8 million shares remaining to purchase under the total authorization of
4.2 million shares.

    Recent Highlights Include:

     -- On August 20, 2003, the Company announced a Q3 FY04 quarterly cash dividend of $0.06 per share. The Company's cash dividend is payable on December 15, 2003 to all shareholders of record at the close of business on November 24, 2003.

    Customers

     -- Notable new and existing customers placing orders with the Company in the second quarter of fiscal year 2004 include: Avondale Mills Inc., Cannondale Bicycle Corporation, Daimler Chrysler, Gold Toe Brands, Ingram Micro, Komatsu America, National Center for Employment of the Disabled (NCED), Petroleos de Venezuela SA (PDVSA), Rockline Industries, Shaw Industries and Tyler Pipe Company.

     -- The Company's 86% owned subsidiary, Logility, Inc. (Nasdaq: LGTY), announced that Alberto-Culver Company, an international manufacturer, distributor, and marketer of leading personal care products, has selected Logility Voyager Solutions(TM) to enable collaborative transportation planning and management across its U.S. supply chain network. The Alberto-Culver Company manufactures and markets leading or major brands including Alberto VO5, St. Ives, Molly McButter, Mrs. Dash and TRESemme, and its subsidiary, Sally Beauty Company, is the world's number one marketer of professional beauty care products.

     -- Rockline Industries, North America's largest supplier of coffee filters and private label wipes, selected and deployed Logility Voyager Solutions(TM) to optimize transportation operations throughout the company. Rockline anticipates a minimum projected savings of eight percent per month in overall reduced transportation costs as a result of its rapid, seven-week implementation.

     -- Farnell InOne, the international marketer and distributor of electronic components, maintenance, repair and operations (MRO) products and tailored services, has upgraded to Logility Voyager Solutions(TM) Version 6.5. Logility Version 6.5 was live in less than one month, and will increase visibility between Farnell InOne and other Premier Farnell Group companies, to enable increased visibility throughout its supply chain and exceptionally high levels of customer service.

     -- Logility customers Huhtamaki, one of the world's largest packaging companies, and Mercury Marine, a $1.6B global marine engine company, each made industry presentations on how Logility Voyager Solutions help facilitate the sales and operations planning (S&OP) process to deliver greater visibility and quantifiable results across their entire businesses. Huhtamaki presented at a UK-based consumer goods industry breakfast co-sponsored by IBM and Logility. Mercury Marine spoke at the APICS International Conference held in Las Vegas, Nevada.

     -- The Company's New Generation Computing Inc. (NGC) announced that the National Center for Employment of the Disabled (NCED), a manufacturer of chemical-protection suits and battle-dress uniforms, has selected NGC's Apparel Management Accounting System (AMAS) and The Production Manager (TPM) software used in conjunction with Foxfire Technologies Corporation's Real-Time Shop Floor Control System. The software will enable the company to integrate business processes sales, distribution, finance, production planning, administration, accounting, electronic data interchange, shop-floor control, incentive payroll and other functions at its multiple locations onto one PC-based system. In addition, the software will enable the company to perform real-time collection and analysis of plant-level production data.

     -- The Company announced that Avondale Mills, Inc. has licensed components of its e-Intelliprise suite of Enterprise Resource Planning software, and e-Forms, which allows paper-based documents to be converted to electronic formats. Avondale Mills has been a long-time user of American Software's zSeries(TM)-based Purchasing and Materials Management Systems, which include Inventory Control, Requisitioning, Purchasing, Procurement Matching, and Accounts Payable. Avondale's strategic direction was to move their applications to IBM's iSeries(TM) platform, which precipitated a software selection project.

     -- The Company announced that Tyler Pipe Company has licensed RF Direct Connect, a software application which enables bar code readers and data collection devices to be directly connected to American Software's host ERP system for performing inventory and production control transactions. Tyler Pipe selected RF Direct Connect in order to improve the productivity of warehousing personnel and to significantly reduce the data input transaction error rate. RF Direct Connect provides a means to perform transactions in real-time with editing and error-checking capabilities through the use of Radio Frequency devices.

     -- The Company announced that PDVSA a global energy company, one of the world's largest petroleum exporters, exporting about 2.3 million barrels per day of crude and products, with about 1.5 million barrels per day marketed to the US, has licensed multiple copies of its ISeries ERP solutions for use in the PDVSA oil lubrication plants throughout Venezuela.

    Products and Technology

     -- Logility announced the general availability of Logility Voyager Solutions(TM) 7.0, the latest release of Internet-based products that support real-time, global visibility of forecasts, orders, inventories, deliveries and key performance indicators across the supply chain. Logility Voyager Solutions
7.0 help companies reduce supply chain costs, optimize inventory investments, increase sales and improve customer service through innovative demand management, optimized supply chain planning, synchronized production, streamlined warehouse and improved transportation management.

     -- Logility outlined plans to support full Radio Frequency Identification
(RFID) compliance across its supply chain planning, warehouse and logistics products. Logility Voyager WarehousePRO(R) will initially support RFID technology within the warehouse at the carton, pallet and container level to streamline the shipment of goods to retail customers and accelerate the receipt of products into distribution centers. Logility is working with BISSELL, an international manufacturer of home cleaning products, to deploy a rollout plan for RFID technology.

     -- Logility and Plan4Demand, a Pittsburgh-based consulting services firm specializing in supply chain management solutions, announced a business alliance to provide additional implementation resources, customize best practices training and prioritize business process improvement for the deployment of Logility Voyager Solutions. Plan4Demand and Logility will work together to help companies with distribution-intensive supply chains benefit from faster implementations, and provide the capability to develop and deploy highly customized training, a tangible tool for driving change management and ensuring maximum self-sufficiency.

    About American Software, Inc.
    Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 86% of Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain. Logility is proud to serve such customers as ConAgra, Continental Tire North America, Huhtamaki UK, McCormick & Company, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC has sales offices worldwide and clients that include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305 (800) 726-2946. (404) 261-4381. FAX: (404) 264-5206 INTERNET: www.amsoftware.com or
E-mail: ask@amsoftware.com

    Forward Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.


                             AMERICAN SOFTWARE, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                   Second Quarter Ended    Six Months Ended
                                       October 31,           October 31,
                                                   Pct                   Pct
                                    2003    2002   Chg.   2003    2002   Chg.
    Revenues:
      License                      $2,933  $2,646   11%  $5,573  $5,605   (1%)
      Services & other              6,121   7,110  (14%) 11,967  13,615  (12%)
      Maintenance                   4,488   5,034  (11%)  9,092  10,128  (10%)
        Total Revenues             13,542  14,790   (8%) 26,632  29,348   (9%)

    Cost of Revenues:
      License                       1,133     851   33%   2,165   1,877   15%
      Services & other              3,880   4,783  (19%)  7,873   9,337  (16%)
      Maintenance                   1,145   1,607  (29%)  2,390   3,006  (20%)
        Total Cost of Revenues      6,158   7,241  (15%) 12,428  14,220  (13%)
    Gross Margin                    7,384   7,549   (2%) 14,204  15,128   (6%)
    Operating expenses:
      Research and development      1,939   2,019   (4%)  3,939   4,268   (8%)
      Less: capitalized
       development                   (873)   (762)  15%  (1,706) (1,571)   9%
      Sales and marketing           2,573   2,826   (9%)  5,549   5,827   (5%)
      General and administrative    2,108   2,192   (4%)  4,277   4,424   (3%)
      Provision for doubtful
       accounts                        33     118  (72%)    121     246  (51%)

        Total operating expenses    5,780   6,393  (10%) 12,180  13,194   (8%)
    Operating income                1,604   1,156   39%   2,024   1,934    5%
      Interest income                 284     316  (10%)    577     665  (13%)
      Other, net                      447     121  269%     912     (37)    nm
      Minority interest               (28)    (30)  (7%)    (78)    (11) 609%
    Income from continuing
     operations before income
     taxes                          2,307   1,563   48%   3,435   2,551   35%
         Income taxes                   -       -    -        -       -    -
    Income from continuing
     operations                     2,307   1,563   48%   3,435   2,551   35%
    Discontinued Operations:
      Gain on sale of discontinued
       segment                          -     463    -        -     925    -
    Net Earnings                   $2,307  $2,026   14%  $3,435  $3,476   (1%)
    Earnings per common share:
      Basic:
        Continuing operations       $0.10   $0.07   43%   $0.15   $0.11   36%
        Discontinued operations         -    0.02    -        -    0.04    -
                                     0.10    0.09   11%    0.15    0.15    0%
      Diluted:
        Continuing operations       $0.09   $0.07   29%   $0.14   $0.11   27%
        Discontinued operations         -    0.02    -        -    0.04    -
                                     0.09    0.09    0%    0.14    0.15   (7%)

    Weighted average common shares
     outstanding
        Basic                      22,672  22,483        22,509  22,554
        Diluted                    24,642  23,029        24,659  23,243

    nm- not meaningful


                    Consolidated Balance Sheet Information
                                (in thousands)
                                 (Unaudited)
                                                           October 31,
                                                      2003              2002

    Cash and Short & Long term investments         $62,900           $57,258
    Accounts Receivable:
       Billed                                        5,985             6,130
       Unbilled                                      2,125             3,898
    Total Accounts Receivable, net                   8,110            10,028
    Prepaids & Other                                 1,809             1,787
    Other Assets                                    21,514            23,584
       Total Assets                                $94,333           $92,657

    Accounts Payable                                $1,048              $944
    Other Current Liabilities                        5,613             8,234
    Deferred Revenues                                8,636             9,466
    Other Noncurrent Liabilities                       -                  10
    Minority Interest                                4,101             4,038
    Shareholders' Equity                            74,935            69,665
       Total Liabilities & Shareholders' Equity    $94,333           $92,357

SOURCE  American Software, Inc.
    -0-                             11/18/2003
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of American Software, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/048263.html/ /Web site: http://www.amsoftware.com /
    (AMSWA LGTY)

CO:  American Software, Inc.;
ST:  Georgia
IN:  CPR MLM
SU:  ERN